PermRock Royalty Trust

News Release

PermRock Royalty Trust

Declares Monthly Cash Distribution

DALLAS, Texas, September 19, 2025 – PermRock Royalty Trust (NYSE:PRT) (the “Trust”) today declared a monthly cash distribution to record holders of its trust units representing beneficial interests in the Trust (“Trust Units”) as of September 30, 2025, and payable on October 15, 2025, in the amount of $378,834.64 ($0.031139 per Trust Unit), based principally upon production during the month of July 2025.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations:

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	20,993	677	15,784	509	$65.79	$3.94
Prior Month	19,208	640	37,268[1]	1,242[1]	$65.33	$1.65[1]

1 This amount was inaccurately reported last month and has been updated.

Oil cash receipts for the properties underlying the Trust totaled $1.38 million for the current month, an increase of $0.13 million from the prior month’s distribution period. This increase was primarily due to an increase in oil prices and sales volumes.

Natural gas cash receipts for the properties underlying the Trust totaled $0.06 million for the current month. This amount is essentially unchanged from the prior month’s distribution period because the decrease in natural gas sales volumes for the production month of July was offset by the increase in natural gas prices.

Total direct operating expenses, including marketing, lease operating expenses, and workover expenses, were $0.43 million, a decrease of $0.12 million from the prior month’s distribution period. Severance and ad valorem taxes included in this month’s net profits calculation were $0.14 million. T2S Permian Acquisition II LLC (“T2S”) informed the Trust that capital expenditures incurred during the production month of July 2025 were fully offset against cash call balances on account for the Trust assets held by outside operators.

T2S informed the Trust that this month’s net profits calculation included $0.12 million, net to the Trust, of funds reserved by T2S to cover anticipated costs related to a workover program that is scheduled for the fourth quarter of 2025.

The August 19, 2025 press release contained errors in the reported amounts of natural gas cash receipts, direct operating expenses and capital expenditures. However, the total net profits income was not affected and, thus, the cash distribution to unitholders was not affected. The following reflects the correct amounts for each for the production month of June 2025. Natural gas cash receipts for the production month of June 2025 were $0.06 million. Total direct operating expenses for the production month of June 2025, including marketing, lease operating expenses, and workover expenses, were $0.55 million. T2S did not incur any capital expenses for the production month of June 2025.

About PermRock Royalty Trust

PermRock Royalty Trust is a Delaware statutory trust formed to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain properties owned and operated by T2S in the Permian Basin of West Texas. For more information on PermRock Royalty Trust, please visit our website at www.permrock.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements.” These forward-looking statements represent the Trust’s and T2S’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements include the amount and date of any anticipated distribution to unitholders, future cash retentions, advancements or recoupments from distributions, and statements regarding T2S’s operations and the resulting impact on the computation of the Trust’s net profits. The amount of cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will continue to be directly affected by volatility in commodity prices and oversupply. Other important factors that could cause actual results to differ materially from those projected in the forward-looking statements include expenses of the Trust and reserves for anticipated future expenses, uncertainties in estimating the cost of drilling activities and risks associated with drilling and operating oil and natural gas wells.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Trust does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Trust to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Trust’s Annual Report on Form 10-K filed with the SEC on March 31, 2025, and other public filings filed with the SEC. The risk factors and other factors noted in the Trust's public filings with the SEC could cause its actual results to differ materially from those contained in any forward-looking statement. The Trust’s filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact: PermRock Royalty Trust

Argent Trust Company, Trustee

Jana Egeler, Vice President, Trust Administrator

Toll-free: (855) 588-7839

Fax: (214) 559-7010

Website: www.permrock.com

e-mail: trustee@permrock.com